Exhibit 5.1

OPINION AND CONSENT OF BROWN RUDNICK LLP

August 22, 2008

TranSwitch Corporation

Three Enterprise Drive

Shelton, CT 06484

RE: Registration Statement on Form S-4 of TranSwitch Corporation

Ladies and Gentlemen:

We have acted as counsel to TranSwitch Corporation, a Delaware corporation (“TranSwitch”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to which TranSwitch is registering under the Securities Act of 1933, as amended (the “Act”), a total of 25,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and the associated preferred share purchase rights (each, a “Right” and together, the “Rights”). Pursuant to the Registration Statement and an Agreement and Plan of Merger, dated July 9, 2008 (the “Merger Agreement”) by and among TranSwitch, Sonnet Acquisition Corporation (“Sonnet”), Haiku Acquisition Corporation (“Haiku”) and Centillium Communications, Inc. (“Centillium”), in the form filed as Exhibit 2.1 to the Registration Statement, TranSwitch proposes to issue to the holders of Centillium common stock, and certain holders of Centillium Stock options, 25,000,000 shares of Common Stock (the “Shares”). The Rights are issuable pursuant to that certain Rights Agreement, entered into as of October 1, 2001 (the “Rights Agreement”), providing, in effect, for the delivery of a Right along with each share of Common Stock issued by TranSwitch. This opinion is being rendered in connection with the filing of the Registration Statement. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

For purposes of this opinion, we have assumed, without any investigation: (i) that the Registration Statement, as then amended, will have become effective under the Securities Act; (ii) the stockholders of Centillium will have approved and adopted the Merger Agreement; and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated. We have further assumed, without any investigation (i) the legal capacity of each natural person; (ii) the full power and authority of each entity and person other than TranSwitch, Sonnet and Haiku to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person; (iii) the due authorization by each entity or person other than TranSwitch, Sonnet and Haiku of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person; (iv) the due execution and delivery by each entity or person other than TranSwitch, Sonnet and Haiku of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person; (v) the legality, validity, binding effect and enforceability as to each entity or person other than TranSwitch, Sonnet and Haiku of each document heretofore executed and delivered or hereafter to be executed and delivered and of each other act heretofore done or hereafter to be done by such entity or person; (vi) the genuineness of each signature on, and the completeness of, each document submitted to us as an original; (vii) the conformity to the original of each document submitted to us as a copy; (viii) the authenticity of the original of each document submitted to us as a copy; (ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched; and (x) no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

In connection with this opinion, we have examined the following (collectively, the “Documents”):

(i)	the Amended and Restated Certificate of Incorporation of TranSwitch, as amended;

(ii)	the Second Amended and Restated Bylaws of TranSwitch;

(iii)	a specimen certificate for the Common Stock of TranSwitch;

(iv)	the corporate minute books or other records of TranSwitch;

(v)	the Merger Agreement; and

(vi)	the Rights Agreement.

The opinions expressed herein are based solely upon: (i) our review of the Documents; (ii) the representations and warranties of TranSwitch, Sonnet, Haiku and Centillium contained in the Merger Agreement and the schedules and exhibits thereto; (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (iv) such review of published sources of law as we have deemed necessary.

Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the U.S. of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued by TranSwitch under the circumstances contemplated in the Registration Statement are duly authorized and, when delivered pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable.

We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an Exhibit to said Registration Statement and to the reference to our firm wherever it appears in the Registration Statement, including the proxy statement/prospectus constituting a part thereof and any amendments thereto. This opinion may be used in connection with the offering of the Shares only while the Registration Statement, as it may be amended from time to time, remains in effect.

Very truly yours,

/s/ BROWN RUDNICK LLP